Exhibit 2.2

FIFTH AMENDMENT TO NOMINATION

AND DIRECTOR VOTING AGREEMENT

THIS FIFTH AMENDMENT TO NOMINATION AND DIRECTOR VOTING AGREEMENT (this “Amendment”) is entered into on April 13, 2021 (the “Execution Date”), by and among StoneMor Inc., a Delaware corporation (the “Company”), Axar Capital Management, LP, a Delaware limited partnership (“Axar”), Axar GP LLC, a Delaware limited liability company (“Axar GP”), Axar Master Fund, Ltd., a Cayman Islands exempted limited partnership (together with Axar and Axar GP, the “Axar Entities”), StoneMor GP Holdings, LLC, a Delaware limited liability company (“GP Holdings”), and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (“ACII,” and, together with GP Holdings, the “ACII Entities” and, collectively with the Axar Entities, the “Principal Stockholders”). The Principal Stockholders and the Company are referred to herein as the “Parties” and each as a “Party.”

RECITALS

1. The Parties entered into that certain Nomination and Director Voting Agreement on September 27, 2018, as amended by that certain First Amendment to Nomination and Director Voting Agreement dated as of February 4, 2019, that Second Amendment to Nomination and Director Voting Agreement dated as of June 27, 2019, that Third Amendment to Nomination and Director Voting Agreement dated as of November 3, 2020 and that Fourth Amendment to Nomination and Director Voting Agreement dated as of November 20, 2020 (collectively, the “Agreement”).

2. Pursuant to Section 5(e)(ii) of the Agreement, the Agreement may be amended in writing by the Parties.

3. The Parties desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT

1.1 Standstill. Section 3(d)(ii)(a) of the Agreement is hereby amended to read “December 31, 2023,”.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1 Certain Defined Terms. Capitalized terms used in this Amendment that are not defined in the text of the body of this Amendment shall have the meanings given such terms in the Agreement.

2.2 No Other Amendments. All provisions of the Agreement, unless amended by this Amendment, shall remain unchanged.

2.3 Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4 Miscellaneous. Section 5 of the Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

STONEMOR INC.		STONEMOR GP HOLDINGS, LLC

By:	/s/ Joseph M. Redling	By:	/s/ Robert B. Hellman, Jr.
Name: Joseph M. Redling		Name: Robert B. Hellman, Jr.
Title: President and Chief Executive Officer		Title: Authorized Person

AXAR CAPITAL MANAGEMENT, LP		AXAR GP LLC
By:	Axar GP LLC, its general partner

By:	/s/ Andrew M. Axelrod	By:	/s/ Andrew M. Axelrod
Name: Andrew M. Axelrod		Name: Andrew M. Axelrod
Title: Sole Member		Title: Sole Member

AXAR MASTER FUND, LTD.		ROBERT B. HELLMAN, JR., AS TRUSTEE UNDER THE VOTING AND INVESTMENT TRUST AGREEMENT FOR THE BENEFIT OF AMERICAN CEMETERIES INFRASTRUCTURE INVESTORS, LLC

By:	/s/ Andrew M. Axelrod	By:	/s/ Robert B. Hellman, Jr.
Name: Andrew M. Axelrod		Name: Robert B. Hellman, Jr.
Title: Authorized Signatory		Title: Trustee

DM3\7061230